Exhibit 10.5(b)

AMENDMENT TO NONQUALIFIED
STOCK OPTION AGREEMENT

THIS AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT is effective as of April 2, 2007, between Celanese Corporation (the “Company”) and   (the “Participant”).

RECITALS

WHEREAS, the Company and the Participant have entered into a Nonqualified Stock Option Agreement, effective as of January 21, 2005 (the “Agreement”), pursuant to which the Participant was granted an Option pursuant to the Celanese Corporation Deferred Compensation Plan, as from time to time amended (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders for the Agreement to be amended in certain respects.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  Definitions.     Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement for the Plan, as the case may be.

2.   Amendments to Agreement.

(a)     Section 4(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

(i)	Termination by the Company without cause, Termination by the Participant with Good Reason or Termination Due to Death, Disability or Retirement. If the Participant’s Employment with the Company and its Affiliates is terminated (A) by the Company without Cause, (B) by the Participant with Good Reason or (C) due to the Participant’s death, Disability or Retirement, the Participant may exercise:

(x)	the Vested Portion of the Time Option for a period ending on the earlier of (I) the later of (1) December 31 of the calendar year in which falls the first anniversary of the date of such termination or (2) the 15th day of the third month immediately following the month in which falls the first anniversary of the date of such termination and (II) the Expiration Date; and

(y)	the Vested Portion of Performance Option for a period ending on the earlier of (I) the latest of (1) December 31 of the calendar year in which falls the first anniversary of the date of such termination, (2) the 15th day of the third month immediately following the month in which falls the first anniversary of the date of such termination and (3) 90 days following the date the total Vested Portion of such Performance Option is determined and (II) the Expiration Date; and

(b)     Section 4(a)(ii) of the Agreement is hereby amended in its entirety to read as follows:

(ii)	Termination by the Participant without Good Reason. If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant without Good Reason, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) 90 days following the date of such termination and (B) the Expiration Date; provided, however, that if the date of such termination is on or after December 31, 2010, then the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (I) the later of (1) December 31 of the calendar year in which falls the 90th day following the date of such termination or (2) the 15th day of the third month following the month in which falls the 90th day following the date of such termination and (II) the Expiration Date; and

3.  Agreement Remains In Effect.  Except as modified hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION

Agreed to this   day of  , 2007

[Name]